Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND NINE MONTH EARNINGS

Aiken, South Carolina (October 29, 2018) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter and nine month periods ended September 30, 2018. Net income increased $205,000 or 10.8% to $2.1 million or $0.71 per common share (basic) for the quarter ended September 30, 2018, compared to $1.9 million or $0.65 per common share (basic) for the same period in 2017. For the nine months ended September 30, 2018, net income increased $649,000 or 13.0% to $5.7 million or $1.92 per common share (basic), compared to $5.0 million or $1.70 per common share (basic) for the same period in 2017. The increase in earnings was primarily the result of increases in net interest income during the three and nine month periods ended September 30, 2018.

Total loans grew $48.3 million to $424.0 million at September 30, 2018 from $375.7 million at September 30, 2017. The average yield earned on assets increased to 4.12% for the third quarter in 2018 compared to 3.98% for the same quarter last year. As a result of the loan growth and an increase in the average yield earned on assets, interest income increased $755,000 or 9.7% to $8.5 million for the quarter ended September 30, 2018 compared to $7.8 million for the same quarter in 2017. Total interest expense increased $333,000 or 30.4% to $1.4 million for the quarter ended September 30, 2018 compared to $1.1 million for the quarter ended September 30, 2017.  Net interest income increased $422,000 or 6.3% to $7.1 million for the quarter ended September 30, 2018, compared to $6.7 million for the quarter ended September 30, 2017.

The provision for loan losses was $150,000 for the three and nine months ended September 30, 2018 compared to $100,000 for the same three and nine month periods in 2017. The Company had net charge-offs of $159,000 for the third quarter of 2018 compared to net charge-offs of $133,000 for the third quarter of 2017. For the nine months ended September 30, 2018, the Company had a net recovery balance of $230,000 compared to net charge-offs of $133,000 for the same period in 2017. The allowance for loan losses as a percentage of gross loans was 1.99% at September 30, 2018.

Non-interest income decreased $292,000 or 12.4% to $2.1 million for the quarter ended September 30, 2018 from $2.4 million for the same period in 2017. The decrease was primarily the result of a decrease in bank owned life insurance income. During the quarter ended September 30, 2017, the Bank recognized $654,000 in death benefits in addition to $134,000 in income related to an increase in the cash surrender value of the policies. There were no death benefits received during the same period in 2018. This decrease was partially offset by an increase of $318,000 in grant income. The Company received a Bank Enterprise Award grant from the United States Department of the Treasury ("Treasury") during the third quarter of 2018 in recognition of its continued commitment to community development in economically distressed areas.

Non-interest expense decreased $152,000 or 2.3% to $6.4 million for the quarter ended September 30, 2018 compared to $6.6 million for the same quarter in 2017. The decrease was primarily due to the change in net cost of operation of other real estate owned ("OREO"), which had a net cost of $105,000 for the third quarter of 2017 compared to a net gain of $203,000 for the same period in 2018. The decrease in non-interest expense was partially offset by an increase of $160,000 or 4.1% in salaries and employee benefits expense during the quarter ended September 30, 2018.

For the nine months ended September 30, 2018, net interest income increased $1.3 million or 7.0% to $20.4 million compared to $19.1 million during the nine months ended September 30, 2017. Total interest income increased $2.1 million or 9.7% to $24.3 million for the nine months ended September 30, 2018 compared to $22.2 million for the same period in 2017. Total interest expense increased $812,000 or 26.5% to $3.9 million for the nine months ended September 30, 2018 compared to $3.1 million for the nine months ended September 30, 2017.

Non-interest income increased $66,000 or 1.1% to $5.9 million for the nine months ended September 30, 2018 primarily due to increases in grant income from the Treasury and asset management income, which were partially offset by decreases in bank owned life insurance income and gain on sale of investments.

For the nine months ended September 30, 2018, non-interest expense increased $912,000 or 5.0% to $19.2 million compared to $18.3 million for the same period in 2017. The largest increases were in salaries and employee benefits expense and depreciation and maintenance of equipment. These increases were partially offset by an increase in the net gain on operation of OREO, which was $363,000 for the nine months ended September 30, 2018 compared to a net gain of $97,000 for the same nine month period in 2017.

Total assets increased $33.4 million or 3.8% to $902.2 million at September 30, 2018 from $868.8 million at December 31, 2017, primarily due to an increase in loans. Net loans receivable increased $33.5 million or 8.6% to $424.0 million at September 30, 2018 from $390.5 million at December 31, 2017. Total deposits increased $48.9 million or 7.0% to $751.0 million at September 30, 2018 compared to $702.1 million at December 31, 2017. Total borrowings decreased $15.9 million or 19.3% to $66.8 million at September 30, 2018 from $82.7 million at December 31, 2017.

Security Federal Bank has 16 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)
	INCOME STATEMENT HIGHLIGHTS
	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total interest income	$8,507	$7,752	$24,309	$22,167

Total interest expense	1,430	1,097	3,884	3,072

Net interest income	7,077	6,655	20,425	19,095

Provision for loan losses	150	100	150	100

Net interest income after provision for loan losses	6,927	6,555	20,275	18,995

Non-interest income	2,070	2,362	5,858	5,792

Non-interest expense	6,418	6,569	19,177	18,265

Income before income taxes	2,579	2,348	6,956	6,522

Provision for income taxes	471	445	1,298	1,513

Net income	$2,108	$1,903	$5,658	$5,009

Earnings per common share (basic)	$0.71	$0.65	$1.92	$1.70

Earnings per common share (diluted)	$0.68	$0.61	$1.82	$1.61
	BALANCE SHEET HIGHLIGHTS
	September 30, 2018	December 31, 2017%

Total assets	$902,235	$868,813	3.8%

Cash and cash equivalents	20,110	10,320	94.9%

Total loans receivable, net	423,980	390,493	8.6%

Investment & mortgage-backed securities	396,044	412,055	-3.9%

Deposits	750,998	702,107	7.0%

Borrowings	66,771	82,706	-19.3%

Shareholders' equity	76,886	77,923	-1.3%

Book value per share	$26.03	$26.39	-1.4%

Total risk based capital ratio (1)	17.78%	18.92%	-6.0%

Common equity tier one ratio (1)	16.53%	17.66%	-6.4%

Non performing assets	10,856	6,833	58.9%

Non performing assets to total assets	1.20%	0.79%	41.5%

Allowance as a percentage of gross loans,
held for investment	1.99%	2.08%	-4.3%
(1)- This ratio is calculated using Bank only information and not consolidated information